                                                                    Exhibit 99.1

NEWS                                                                 (AIG Logo)
Contact: Charlene  Hamrah (Investment Community)
         (212) 770-7074
         Joe Norton (News Media)
         (212) 770-3144


           AIG REPORTS FIRST QUARTER 2006 NET INCOME OF $3.20 BILLION

      NEW YORK, NY, May 10, 2006 - American International Group, Inc. (AIG) today reported that its net income for the first quarter 2006 was $3.20 billion or $1.22 per diluted share, compared to $3.80 billion or $1.45 per diluted share in the first quarter 2005. At March 31, 2006, consolidated assets were $879.80 billion and shareholders' equity was $88.39 billion.

                                  FIRST QUARTER
                      (in millions, except per share data)

                                                                                      PER DILUTED SHARE
                                                                             -------------------------------------
                                            2006         2005      Change       2006          2005         Change
                                            ----         ----      ------       ----          ----         ------
Net income                                 $3,195       $3,799     (15.9)%     $1.22          $1.45        (15.9)%

Realized capital gains (losses),
   including pricing gains (losses),
   net of tax                                 118           61        --        0.05           0.02           --



FAS 133 gains (losses), excluding
   realized capital gains (losses),
   net of tax (a)                            (333)         511        --       (0.13)          0.20           --

Cumulative effect of an accounting
   change, net of tax (b)                      34           --        --        0.01             --           --

Adjusted net income (c)                    $3,376       $3,227       4.6%      $1.29          $1.23          4.6%

Average shares outstanding                                                     2,624          2,624


(a) Includes the effect of hedging activities that do not qualify for hedge accounting treatment under FAS 133, including the related foreign exchange gains and losses.

(b) Represents the cumulative effect of an accounting change, net of tax, related to FAS 123R "Share-Based Payment".

(c) Excludes realized capital gains (losses) which includes pricing net investment gains, cumulative effect of an accounting change and FAS 133, net of tax.

     Commenting on the first quarter 2006 results, AIG President and CEO Martin
J. Sullivan said, "AIG's first quarter 2006 adjusted net income was $3.38 billion or $1.29 per share, an increase of 4.6 percent from first quarter 2005. The quarter was adversely affected by one-time after tax charges of $115 million relating to expenses from the SICO compensation plans and the Starr tender offer. Results were also negatively affected by an additional allowance for losses in credit card operations in Taiwan of $88 million before tax or $57 million after tax, and an adjustment relating to deferred advertising costs in General Insurance of $59 million before tax or $38 million after tax.

     "We had record General Insurance results, with strong gains in operating income and an improved combined ratio. Both Domestic and Foreign General Insurance operations had outstanding results. Life Insurance & Retirement Services had reasonably strong underlying performance, with good life insurance reserve growth and wider annuity spreads in the domestic market, while the overseas business was adversely affected by foreign exchange. In Financial Services, the negative effect of rising interest rates on the Aircraft and Consumer Finance businesses was partially offset by improved Capital Markets transaction flow. Asset Management results reflect the runoff of the Guaranteed Investment Contract (GIC) portfolio, the delay in launching our matched investment program and the timing of real estate gains.

     "A number of specific accomplishments in the first quarter deserve attention and reflect AIG's strengths and ability to extend our global franchise. The Domestic Brokerage Group continued to expand its relationships with a larger number and broader range of brokers, while also growing its presence in the small business segment. A number of other new initiatives, such as United Guaranty's international expansion and the growth of the Private Client Group, are already paying dividends. In addition, the continued strong periodic sales of universal and term life are indicative of the strength of AIG American General's independent distribution strategy. Overseas, we announced an agreement to acquire Central Insurance Co., Ltd., creating one of the largest general insurance companies in the Taiwanese market. Our life insurance operations in Japan successfully launched a series of single premium products to the newly deregulated bank channel. In April, applications were approved for provincial expansion of AIG's Chinese life insurance operations in Guangdong and Jiangsu. At the same time, provincial expansion was also granted for our general insurance operations in Guangdong. We continue to execute our growth strategies in all of our business segments, introducing new products and distribution to reach customers and build our global businesses."

                               GENERAL INSURANCE

     General Insurance reported first quarter 2006 operating income before realized capital gains of $2.26 billion and a combined ratio of 89.17. The relatively stable rate environment and the continuation of generally favorable policy terms and conditions contributed to the strong underwriting performance. First quarter 2006 general insurance net investment income increased 10.1 percent, benefiting from over $3 billion in positive cash flow, and higher interest rates.

     General Insurance net premiums written increased 4.3 percent, or 6.0 percent in original currency, to $11.26 billion in first quarter 2006. Domestic Brokerage Group growth in net premiums written reflects a continuation of generally improving renewal retentions, higher property rates and modest rate declines in certain casualty classes. In Personal Lines, strong premium growth in the Private Client Group and Agency Auto offset the runoff of the assigned risk business and slight declines at AIG Direct and 21st Century. United Guaranty experienced strong premium growth with increases in all business lines, including new markets in Spain and Mexico. Foreign General net premiums written growth in original currency was 13.1 percent in the first quarter 2006. This includes strong growth in consumer lines, especially in accident & health, while commercial lines premium growth in Europe and excellent retention rates were partially offset by rate decreases in the United Kingdom and Australia.

     At March 31, 2006, General Insurance net loss and loss adjustment reserves totaled $58.89 billion, a $1.42 billion increase from December 31, 2005. In the first quarter of 2006, net adverse loss development from prior accident years was approximately $35 million, including approximately $98 million pertaining to prior year catastrophes.

                      LIFE INSURANCE & RETIREMENT SERVICES

     Life Insurance & Retirement Services first quarter 2006 operating income before realized capital gains (losses) and including pricing net investment gains increased 7.6 percent to $2.52 billion.

     In Domestic Life Insurance & Retirement Services, life insurance had strong periodic sales growth through the independent distribution channel, while maintaining underwriting discipline. First quarter 2006 operating income in the life insurance line of business declined due to lower partnership income compared to first quarter 2005. The payout annuity business benefited from the rise in interest rates and growing retiree demand for immediate annuities. The yield curve continued to depress individual fixed annuity demand; however, the net spread rate improved over first quarter 2005 due to higher partnership income and other yield enhancements. Individual variable annuity deposits increased as a result of sales of new products with income and asset accumulation benefits and improved equity market performance, while net flows reflect increased surrenders from a general industry trend of higher turnover of older generation products.

     Foreign Life Insurance & Retirement Services first quarter 2006 operating results were mixed, affected by the weaker Yen and higher amortization of acquisition expenses compared to prior year. First quarter 2006 life insurance operating income also includes a $40 million loss on Foreign Life's share of the results of AIG's consumer finance operations in Taiwan, primarily related to the increase in loan loss reserves noted above and discussed in the Financial Services segment. Life sales continued to reflect the shift to single premium investment linked products, with growth in Taiwan, China, Hong Kong and Singapore. In Japan, distribution of single premium life insurance products through banks was deregulated in December 2005, resulting in strong first quarter 2006 sales of new products designed for this market. With a broad product portfolio and existing relationships with more than 100 banks selling annuities, AIG's Japanese operations are well positioned for further life insurance growth in the bank channel. Personal accident & health premium growth was strong in Taiwan and Korea. Demand for multicurrency fixed annuities in Japan continued to slow due to currency rate fluctuations and rising local interest rates and equity markets; however, individual variable annuity sales accelerated in Japan and Europe with the improved performance of equity markets.

                               FINANCIAL SERVICES

     First quarter 2006 Financial Services operating income before the effect of FAS 133 was $519 million compared to $562 million in first quarter 2005, a decline of 7.7 percent. With the ongoing improvement in the global commercial aviation market, especially in Asia, International Lease Finance Corporation experienced increased demand and continued improvement in lease rates. The effect of the positive lease and sales environment on operating income was offset by rising interest rates, increased credit and tax reserves and lease accruals. Capital Markets results reflect an increase in credit and equity transaction volume and continued growth in demand for products tracking the Dow Jones-AIG Commodity Index. Consumer Finance operating income declined as a result of higher borrowing costs and the previously noted increase in loan loss reserves for the credit card business in Taiwan, where the lending industry has been affected by deteriorating consumer credit conditions. This resulted in an overall increase in the loan loss allowance of $88 million, of which half is allocated to Foreign Life's operations as noted above. Favorable U.S. consumer credit conditions during first quarter 2006 contributed to American General Finance's improved net charge off and delinquency ratios.

                                ASSET MANAGEMENT

     Asset Management operating income in the first quarter 2006, before the effect of FIN46R, EITF 04-5 and FAS 133, was $365 million, a decline of 19.4 percent compared to $453 million in first quarter 2005. This decline was largely the result of the runoff of the existing GIC portfolio and significantly fewer real estate investments gains within the Institutional Investment business when compared to first quarter 2005. In April, AIG initiated its new matched investment program with an issuance of Euro 500 million denominated debt securities. The Institutional Asset Management business continues to attract new client assets, especially in a number of its international equity products. At March 31, 2006, third party assets under management amounted to over $65 billion, an increase of more than $3 billion from December 31, 2005.

                           OTHER INCOME (DEDUCTIONS)

     First quarter 2006 Other Income (Deductions) amounted to a loss of $338 million compared to income of $36 million in first quarter 2005. The first quarter 2006 loss includes compensation expense of $54 million (before and after tax) related to the 2006 C.V. Starr tender offer, and stock compensation expense of $76 million (before and after tax) related to the SICO plans including various adjustments totaling $61 million (before and after tax) primarily relating to stock splits and other miscellaneous items. Also contributing to the decline from first quarter 2005 is increased compensation and interest expense and lower income from unconsolidated subsidiaries.

                                     # # #

     ADDITIONAL SUPPLEMENTARY FINANCIAL DATA IS AVAILABLE IN THE INVESTOR INFORMATION SECTION OF WWW.AIGCORPORATE.COM.

     A conference call for the investment community will be held tomorrow, Thursday, May 11, 2006 at 8:30 a.m. EDT. The call will be broadcast live on the Internet at www.aigwebcast.com. A replay will be archived at the same URL through Thursday, May 25, 2006.

     It should be noted that the remarks made in this press release or on the conference call may contain projections concerning financial information and statements concerning future economic performance and events, plans and objectives relating to management, operations, products and services, and assumptions underlying these projections and statements. Please refer to AIG's Quarterly Report on Form 10-Q for the period ended March 31, 2006 and AIG's past and future filings with the Securities and Exchange Commission for a description of the business environment in which AIG operates and the factors that may affect its business. AIG is not under any obligation (and expressly disclaims any such obligation) to update or alter its projections and other statements whether as a result of new information, future events or otherwise.

                                    #  #  #

     American International Group, Inc. (AIG), world leaders in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG's common stock is listed in the U.S. on the New York Stock Exchange as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

                                    #  #  #

COMMENT ON REGULATION G

      This press release, including the financial highlights, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included within the relevant tables or in the First Quarter 2006 Financial Supplement available in the Investor Information section of AIG's corporate website, www.aigcorporate.com.

      Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG's financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations, in some cases, revenues, net income, operating income and related rates of performance are shown exclusive of realized capital gains (losses), cumulative effect of an accounting change in 2006, the effect of FIN46R, the effect of EITF 04-5, the effect of FAS 133 and the effect of the catastrophe related losses.

      Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other than temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.

      AIG believes that underwriting profit (loss) provides investors with financial information that is not only meaningful but critically important to understanding the results of property and casualty insurance operations. Operating income of a property and casualty insurance company includes three components: underwriting profit (loss), net investment income and realized capital gains (losses). Without disclosure of underwriting profit (loss), it is impossible to determine how successful an insurance company is in its core business activity of assessing and underwriting risk. Including investment income and realized capital gains (losses) in operating income without disclosing underwriting profit (loss) can mask underwriting losses. The amount of net investment income may be driven by changes in interest rates and other factors that are totally unrelated to underwriting performance. Underwriting profit (loss) is an important measurement used by AIG senior management to judge the performance of its property and casualty insurance operations. AIG includes the measurement required in statutory financial statements filed with state insurance departments and adjusts for changes in deferred acquisition costs in order to make the measure more consistent with the information provided in AIG's consolidated financial statements. Further, the equity analysts who follow AIG exclude the realized capital transactions in their analyses for the same reason and consistently request that AIG provide the non-GAAP information.

      Life and retirement services production (premiums, deposits and other considerations), gross premiums written, net premiums written and loss, expense and combined ratios are presented in accordance with accounting principles prescribed or permitted by insurance regulatory authorities because these are standard measures of performance used in the insurance industry and thus allow for more meaningful comparisons with AIG's insurance competitors.

                       AMERICAN INTERNATIONAL GROUP, INC.
                              FINANCIAL HIGHLIGHTS*
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                           THREE MONTHS ENDED MARCH 31,
                                                          2006          2005 (a)   CHANGE
                                                        ------------------------  -------
GENERAL INSURANCE OPERATIONS:
         Net Premiums Written                           $ 11,255     $ 10,790       4.3%
         Net Premiums Earned                              10,470       10,140       3.3
         Underwriting Profit                               1,145          563     103.4
         Net Investment Income                             1,118        1,015      10.1
         Income before Realized Capital Gains (Losses)     2,263        1,578      43.4
         Realized Capital Gains (Losses)                      68           64       6.3
         OPERATING INCOME                               $  2,331     $  1,642      42.0%
-----------------------------------------------------------------------------------------
           Loss Ratio                                      66.64        71.79
           Expense Ratio                                   22.53        21.73
           Combined Ratio                                  89.17        93.52
-----------------------------------------------------------------------------------------
LIFE INSURANCE & RETIREMENT SERVICES OPERATIONS:
         GAAP Premiums                                  $  7,772     $  7,540       3.1%
         Net Investment Income                             4,709        4,317       9.1
         Pricing Net Investment Gains (b)                    124           81      53.1
         Income before Realized Capital Gains (Losses)     2,521        2,344       7.6
         Realized Capital Gains (Losses) (b)                  34         (163)       --
         OPERATING INCOME                                  2,555        2,181      17.1

FINANCIAL SERVICES OPERATIONS:
         Operating Income excluding FAS 133                  519          562      (7.7)
         FAS 133 (c)                                        (678)         483        --
         OPERATING INCOME (LOSS)                            (159)       1,045        --

ASSET MANAGEMENT OPERATIONS:
         Operating Income excluding FIN46R, EITF 04-5
                and FAS 133                                  365          453     (19.4)
         FIN46R (d)                                           27           75        --
         EITF 04-5 (e)                                        69           --        --
         FAS 133 (c)                                          --           62        --
         OPERATING INCOME                                    461          590     (21.9)

Other Realized Capital Gains (Losses)                        (57)         155        --
Other Income (Deductions) - net                             (338)          36        --
INCOME BEFORE INCOME TAXES, MINORITY INTEREST AND
       CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE           4,793        5,649     (15.2)
Income Taxes                                               1,435        1,706        --
INCOME BEFORE MINORITY INTEREST AND CUMULATIVE
       EFFECT OF AN ACCOUNTING CHANGE                      3,358        3,943     (14.8)
Minority Interest, after-tax:
       Income before Realized Capital Gains (Losses)        (181)        (138)       --
       Realized Capital Gains (Losses)                       (16)          (6)       --
INCOME BEFORE CUMULATIVE EFFECT OF AN
       ACCOUNTING CHANGE                                   3,161        3,799     (16.8)
Cumulative Effect of an Accounting Change,
       net of tax (f)                                         34           --        --
NET INCOME                                              $  3,195     $  3,799     (15.9)%

FINANCIAL HIGHLIGHTS

                                                  THREE MONTHS ENDED MARCH 31,
                                                 2006        2005 (a)     CHANGE
                                               ----------------------     ------
NET INCOME                                     $ 3,195      $ 3,799       (15.9)%
REALIZED CAPITAL GAINS (LOSSES), INCLUDING
        PRICING GAINS (LOSSES), NET OF TAX         118           61         --
FAS 133 GAINS (LOSSES), EXCLUDING REALIZED
       CAPITAL GAINS (LOSSES), NET OF TAX         (333)         511         --
CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE,
       NET OF TAX (f)                               34           --         --
ADJUSTED NET INCOME (g)                          3,376        3,227        4.6


PER SHARE - DILUTED:
NET INCOME                                        1.22         1.45       (15.9)
REALIZED CAPITAL GAINS (LOSSES), INCLUDING
        PRICING GAINS (LOSSES), NET OF TAX        0.05         0.02         --
FAS 133 GAINS (LOSSES), EXCLUDING REALIZED
       CAPITAL GAINS (LOSSES), NET OF TAX        (0.13)        0.20         --
CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE,
       NET OF TAX (f)                             0.01           --         --
ADJUSTED NET INCOME (g)                        $  1.29      $  1.23        4.6%

AVERAGE DILUTED COMMON
        SHARES OUTSTANDING                       2,624        2,624


*     Including reconciliation in accordance with Regulation G.

(a) Certain accounts have been reclassified in 2005 to conform to the 2006 presentation.

(b) For purposes of this presentation, pricing net investment gains are segregated out of total realized capital gains (losses). They represent certain amounts of realized capital gains where gains are an inherent element in pricing certain life products in some foreign countries.

(c) Includes the effect of hedging activities that do not qualify for hedge accounting treatment under FAS 133 "Accounting for Derivative Instruments and Hedging Activities", including the related foreign exchange gains and losses.

(d) Includes the results of certain AIG managed private equity and real estate funds that are consolidated effective December 31, 2003 pursuant to FIN46R, "Consolidation of Variable Interest Entities".

(e) Includes the results of certain AIG managed partnerships that are consolidated effective January 1, 2006 pursuant to EITF 04-5, "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights".

(f) Represents the cumulative effect of an accounting change, net of tax, related to FAS 123R "Share-Based Payment".

(g) Adjusted net income excludes realized capital gains (losses) which includes pricing net investment gains, cumulative effect of an accounting change and FAS 133 "Accounting for Derivative Instruments and Hedging Activities", net of tax.